EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-97063, 333-06419, 333-41321, 333-67841, 333-85105, 333-107738, 333-127163 on Form S-8, Registration Statement Nos. 333-38105, 333-46395 and 333-104277 on Form S-3, and Registration Statement No. 333-114475 on Form S-4 of our report relating to the financial statements and financial statement schedule of Epicor Software Corporation (“the Company”) dated March 31, 2006 (which expressed an unqualified opinion and included an explanatory paragraph relating to the restatement described in Note 16), appearing in this Annual Report on Form 10-K/A of Epicor Software Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Costa Mesa, California

April 14, 2006